Exhibit 10.2

Execution Version

August 6, 2025

SharpLink Gaming Inc.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota, 55401

Dear Mr. Phythian:

Subject to the terms and conditions of this letter agreement (the “Agreement”) between A.G.P./Alliance Global Partners, (“AGP”) as lead placement agent, SG Americas Securities, LLC (“SocGen” and together with AGP, the “Placement Agents”), as co-placement agent, and SharpLink Gaming, Inc., a Delaware corporation (the “Company”), that the Placement Agents shall serve as the exclusive placement agents for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of shares of common stock, par value $0.0001 per share of the Company (the “Shares” or the “Securities”). The Securities actually placed by the Placement Agents are referred to herein as the “Placement Agents Securities.” The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes that the Placement Agents would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company will issue any Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agents’ obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agents to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agents with respect to securing any other financing on behalf of the Company. The Placement Agents may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement. Certain affiliates of the Placement Agents may participate in the Placement by purchasing some of the Placement Agents Securities. The sale of Placement Agents Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A. Representations of the Company. With respect to the Placement Agents Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agents and Cantor Fitzgerald & Co., acting as financial advisor to the Company (the “Financial Advisor”) pursuant to the engagement letter between the Company and the Financial Advisor dated July 21, 2025 (the “Engagement Letter”). In addition to the foregoing, the Company represents and warrants that there are no affiliations with any Financial Industry Regulatory Authority (“FINRA”) member firm participating in the Placement among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater securityholder of the Company, except as set forth in the Purchase Agreement.

B. Covenants of the Company. The Company covenants and agrees to continue to retain (i) a firm of independent PCAOB registered public accountants for a period of at least two (2) years after the Closing Date and (ii) a reputable transfer agent with respect to the Common Stock for a period of two (2) years after the Closing Date, provided the Company is then subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, from the date hereof until the Closing on the Closing Date, neither the Company nor any Subsidiary, without the prior written consent of the Placement Agents, shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock and Common Stock Equivalents, except that such restriction shall not apply with respect to an Exempt Issuance (as defined in the Purchase Agreement).

SECTION 2. REPRESENTATIONS OF THE PLACEMENT AGENTS. The Placement Agents represent and warrant that each of them is (i) a member in good standing of FINRA, (ii) registered as a broker/dealer under the Exchange Act, (iii) licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agents Securities by the Placement Agents, (iv) is a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agents will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. The Placement Agents each covenant that they will use their reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3. COMPENSATION. In consideration of the services to be provided for hereunder, the Company shall pay the Placement Agents and/or their respective designees a cash fee of 5.0% of the aggregate gross proceeds raised from the sale of the Placement Agents Securities, 45% of which shall be paid to AGP and 10% of which shall be paid to SocGen (the “Cash Fee”). In addition, the parties acknowledge and agree that, in accordance with the terms of the Engagement Letter, the Company shall pay the Financial Advisor a cash fee, equal to 45.0% of 5.0% of the aggregate gross proceeds received or receivable in connection with the Placement, via the “funds flow” upon the Closing. The Cash Fee shall be paid on the Closing Date. Notwithstanding the foregoing, the Cash Fee which shall be paid to AGP shall not exceed 2.0% of the aggregate gross proceeds raised from the sale of the Placement Agents Securities. The Placement Agents shall arrange for payment of the cash fee owed to the Financial Advisor as set forth in this Section 3 via the “funds flow” upon the Closing. Any balance of the cash fee not payable to the Placement Agents or the Financial Advisor shall be credited back to the Company. The Placement Agents reserve the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agents’ aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 4. EXPENSES. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery and qualification of the Placement Agents Securities (including all printing and engraving costs); (ii) all fees and expenses of the transfer agent; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Placement Agents Securities; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors in connection with the transaction; (v) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Placement Agents Securities for offer and sale under the state securities or blue sky laws or the securities laws of any other country; (vi) the fees and expenses associated with including the Placement Agents Securities on the Trading Market; (vii) up to $125,000 for accountable expenses related to legal fees of counsel to the Placement Agents; and (viii) all fees and expenses of the Financial Advisor, including the legal fees incurred by counsel to the Financial Advisor, in an aggregate amount not to exceed $300,000, which amount shall be paid via the “funds flow” upon the Closing;. The Placement Agents shall arrange for payment of the reimbursable fees and expenses owed to the Financial Advisor as set forth in this Section 4 via the “funds flow” upon the Closing. The Placement Agents reserve the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agents’ aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 5. INDEMNIFICATION.

A. To the extent permitted by law, with respect to the Placement Agents Securities, the Company will indemnify the Placement Agents and their affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from the Placement Agents’ willful misconduct or gross negligence in performing the services described herein.

B. Promptly after receipt by the Placement Agents of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agents are entitled to indemnity hereunder, the Placement Agents will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by the Placement Agents, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agents and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agents will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agents reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agents. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees of local counsel. The Company will have the right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agents, which will not be unreasonably withheld. The Company shall not be liable for any settlement of any action effected without its written consent, which will not be unreasonably withheld.

C. The Company agrees to notify the Placement Agents promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

D. If for any reason the foregoing indemnity is unavailable to the Placement Agents or insufficient to hold the Placement Agents harmless, then the Company shall contribute to the amount paid or payable by the Placement Agents as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agents on the other, but also the relative fault of the Company on the one hand and the Placement Agents on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Placement Agents’ share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by the Placement Agents under this Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agents).

E. These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

SECTION 6. ENGAGEMENT TERM. The Placement Agents’ engagement hereunder will be until the earlier of the Closing Date and September 6, 2025. The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agents’ performance of due diligence it deems it necessary to terminate the engagement, the Placement Agents may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees and expenses pursuant to Section 3 and Section 4 hereof and fees with respect to the Placement Agents Securities if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof, to pay expenses pursuant to Section 4 hereof, and the provisions concerning confidentiality, indemnification and contribution contained herein will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees and expenses due to the Placement Agents shall be paid by the Company to the Placement Agents on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agents agree not to use any confidential information concerning the Company provided to the Placement Agents by the Company for any purposes other than those contemplated under this Agreement.

SECTION 7. PLACEMENT AGENTS INFORMATION. The Company agrees that any information or advice rendered by the Placement Agents in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agents’ prior written consent.

SECTION 8. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof and except with respect to the Financial Advisor who is an intended third-party beneficiary of this Section 8 and Sections 1, 3, 4, 9, 11 and 13 herein. The Company acknowledges and agrees that the Placement Agents are not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agents hereunder, all of which are hereby expressly waived. The Company and the Placement Agents further acknowledge and agree that the Financial Advisor is acting solely as financial advisor to the Company pursuant to the Engagement Letter and is not acting as a placement agent or in any other capacity and is not and shall not be construed as a fiduciary for the Purchasers, the Company or any other person or entity. The Company and the Placement Agents also acknowledge that the Financial Advisor has no obligations to the parties hereto other than those arising pursuant to the Engagement Letter. For the avoidance of doubt, the Financial Advisor and Placement Agents shall not be deemed for any purpose to be acting as an agent, joint venture or partner of one another.

SECTION 9. CLOSING. The obligations of the Placement Agents, and the closing of the sale of the Placement Agents Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agents:

A. All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agents Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agents Securities shall be reasonably satisfactory in all material respects to the Placement Agents.

B. The Placement Agents and the Financial Advisor shall have received from outside U.S. counsel to the Company such counsel’s written opinion and negative assurance letter with respect to the Placement Agents Securities, addressed to the Placement Agents and the Financial Advisor and dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agents and the Financial Advisor.

C. On the date of this Agreement and on the Closing Date, Cherry Bekaert LLP shall have furnished to the Placement Agents and the Financial Advisor, at the request of the Company, cold comfort letters dated the respective dates of delivery thereof and addressed to the Placement Agents and the Financial Advisor, in form and substance reasonably satisfactory to the Placement Agents and the Financial Advisor.

D. The Placement Agents and the Financial Advisor shall have received customary certificates of the Company’s executive officers, as to the accuracy of the representations and warranties contained in the Purchase Agreement, and a certificate of the Company’s secretary certifying that the Company’s charter documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company.

E. The Placement Agents and the Financial Advisor shall have received an executed FINRA questionnaire from each of the Company and the Company’s executive officers, directors and 5% or greater securityholders.

F. The Common Stock shall be registered under the Exchange Act and, as of the Closing Date, shall be listed and admitted and authorized for trading on the Trading Market or other applicable U.S. national exchange and satisfactory evidence of such action shall have been provided to the Placement Agents and the Financial Advisor. The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing.

G. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agents Securities or materially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agents Securities or materially and adversely affect the business or operations of the Company.

H. The Company shall have entered into a Purchase Agreement with each of the Purchasers of the Placement Agents Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

I. FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agents, make or authorize Placement Agents’ counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agents hereunder may be cancelled by the Placement Agents at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 10. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 11. ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agents and the Company. The Financial Advisor’s rights as a third-party beneficiary to this Section 11 and Sections 1, 3, 4, 8, 9 and 13 of this Agreement cannot be waived, modified, supplemented or amended except in writing by the Financial Advisor. Furthermore, nothing set forth herein shall supersede, amend or otherwise modify the Engagement Letter. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agents Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 12. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 13. Press Announcements. The Company agrees that the Placement Agents and the Financial Advisor shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agents’ and Financial Advisor’s respective roles in connection therewith in their marketing materials and on their websites and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agents the enclosed copy of this Agreement.

Very truly yours,

A.G.P./ALLIANCE GLOBAL PARTNERS\

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Address for notice:
590 Madison Avenue 28th Floor New York, New York 10022 Attn: Thomas Higgins Email:

SG Americas Securities, LLC

By:	/s/ Thomas Feuerstein
Name:	Thomas Feuerstein
Title:	Managing Director

Address for Notice
245 Park Avenue, 10th Floor
New York, NY 10167
Attn: Edward Meyers

Accepted and Agreed to as of

the date first written above:

SHARPLINK GAMING, INC.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Chief Executive Officer

Address for notice: SharpLink Gaming, Inc. 333 Washington Avenue North, Suite 104 Minneapolis, Minnesota, 55401

[Signature Page to Placement Agent Agreement]